UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 26, 2009
MetLife, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-15787	13-4075851

(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, New York, New York	10166-0188

(Address of Principal Executive Offices)	(Zip Code)
212-578-2211

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On March 26, 2009, MetLife, Inc. (the “Company”) issued $397,436,000 of Floating Rate Senior Notes due 2012 (the “Notes”) in a transaction exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended. The Notes are guaranteed by the Federal Deposit Insurance Corporation under its Temporary Liquidity Guarantee Program. The sale of the Notes was made pursuant to the terms of a purchase agreement (the “Purchase Agreement”) dated as of March 23, 2009 among the Company and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the several purchasers named in the Purchase Agreement. The Notes bear interest at a rate equal to three-month LIBOR, reset quarterly, plus 32 basis points. Interest on the Notes is payable from March 26, 2009 to maturity on June 29, 2012 on each March 29, June 29, September 29 and December 29, commencing June 29, 2009. The Notes are not subject to redemption prior to maturity. The Company expects to use the net proceeds from the sale of the Notes for general corporate purposes.
The Notes were issued pursuant to a fiscal agency agreement dated as of March 26, 2009 between the Company and The Bank of New York Mellon Trust Company, N.A., as fiscal agent (the “Fiscal Agency Agreement”). The Company agrees to furnish a copy of the Fiscal Agency Agreement to the Securities and Exchange Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.
By:	/s/ Gwenn L. Carr
	Name:	Gwenn L. Carr
	Title:	Senior Vice-President and Secretary

Date: March 26, 2009